As filed with the Securities and Exchange Commission on July 12, 2021.

Registration No. 333-231351

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________________________________
WATFORD HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-1155442 (I.R.S. Employer Identification Number)

Waterloo House, 1st Floor
100 Pitts Bay Road, Pembroke HM 08
Bermuda
+1 441 278-3455
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)
_________________________________

Watford Holdings Ltd. 2018 Stock Incentive Plan
(Full title of the plan)
_________________________________

Alexandre Scherer
Watford Holdings (U.S.) Inc.
445 South Street, Suite 220
Morristown, NJ 07962
(973) 753-1331
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_________________________________
With a copy to:
Gary D. Boss, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer (Do not check if a smaller reporting company)	☐

Smaller reporting company	☐	Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This post-effective amendment (the "Post-Effective Amendment"), filed by Watford Holdings Ltd., a Bermuda exempted company (the "Company"), removes from registration unsold common shares, par value $0.01 per share, of the Company (the "Common Shares”) registered under the following Registration Statement on Form S-8 filed by the Company (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC"), pertaining to the registration of the Common Shares offered under the below noted employee benefit and equity plan and agreement.

Registration No.	Date Filed with the SEC	Name of Equity Plan(s) or Agreement(s)	Shares
333-231351	May 9, 2019	Watford Holdings Ltd. 2018 Stock Incentive Plan	907,315

On July 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of October 9, 2020 (the "Original Merger Agreement"), by and among the Company, Arch Capital Group Ltd. ("Arch") and Greysbridge Ltd. ("Merger Sub"), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 2, 2020, by and among the Company, Arch and Merger Sub (the "Amendment", and the Original Merger Agreement as amended by the Amendment, the "Merger Agreement"), Merger Sub merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Greysbridge Holdings Ltd. ("Holdco" and such transaction, the "Merger"). As a result of the Merger, the Company has terminated all offerings of its Common Shares pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, (i) the Original Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2020 and (ii) the Amendment, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda on July 12, 2021.

WATFORD HOLDINGS LTD.

By:	/s/ Jonathan D. Levy
Name: Jonathan D. Levy Title: Chief Executive Officer
Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.